Exhibit 99

PRESS RELEASE  DATED April 11, 2005

BEMIS COMPANY, INC.

222 South Ninth Street
Suite 2300
Minneapolis, MN 55402-4099

For additional information please contact:
Melanie E. R. Miller
Vice President - Investor Relations
and Assistant Treasurer
(612) 376-3030

FOR IMMEDIATE RELEASE

BEMIS UPDATES FIRST QUARTER EARNINGS OUTLOOK

MINNEAPOLIS, April 11, 2005 - Bemis Company, Inc. (NYSE-BMS) announced today that it expects first quarter diluted earnings per share to be about 25 percent below its previous guidance.  Bemis had expected first quarter 2005 earnings per share to be comparable to earnings for the first quarter of 2004 of $0.40 per share.

Based upon preliminary results reported after the close of the quarter, while flexible packaging net sales excluding acquisitions is expected to increase about 7 percent compared to the first quarter of 2004, operating profit in the flexible packaging business segment is well below original expectations.

“During periods of rapidly rising resin costs, timing can have a significant impact on short-term operating margins,” said Jeff Curler, President and Chief Executive Officer of Bemis Company.  “While operating results for the first quarter incorporated higher selling prices consistent with our normal pricing strategy, resin cost increases that occurred late in the fourth quarter of 2004 and during the first quarter of 2005 have temporarily outpaced our ability to adjust related selling prices.  The first quarter of each year is normally the weakest reporting period for both sales and operating profit.  Profit trends are expected to improve through the balance of the year.

“We will update our 2005 total year guidance as necessary in our first quarter earning announcement on April 21st, after the detailed quarterly results become available.  Competition in our flexible packaging markets remains strong as customers seek to manage higher package prices.  Our focus continues to be to utilize technology to deliver high quality products and superior customer service that achieves the most competitive total system cost and improves market share results for our customers.”

Bemis will announce its first quarter 2005 results in a news release that will be available to the media and on the Bemis website on Thursday, April 21, before the market opens.  Bemis will Webcast an investor telephone conference regarding its first quarter 2005 financial results on Thursday, April 21, beginning at 10:00 a.m., Eastern Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”.  However, they are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2004 net sales of $2.8 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies.  Based in Minneapolis, Minnesota, Bemis employs about 15,500 individuals in 62 manufacturing facilities in 11 countries around the world.  More information about the company is available at our website, www.bemis.com.

Statements in this release that are not historical, including statements relating to the expected future performance of the company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials and changes in prevailing market interest rates.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2004.